"EXHIBIT 23"

                                ACCOUNTANTS' CONSENT




The Board of Directors
International Bancshares Corporation:

We consent to incorporation by reference in Registration Statement No. 33-15655 on Form S-8 of International Bancshares Corporation of our report dated March 5, 1999 relating to the consolidated statements of condition of International Bancshares Corporation and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, comprehensive income, shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, which report is incorporated by reference in the December 31, 1998 annual report on Form 10-K of International Bancshares Corporation.


/s/ KPMG LLP

San Antonio, Texas
March 5, 1999


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